Exhibit 99.1

Entercom Communications Corp.

Reports Record Second Quarter 2003 Results

Record Station Operating Income, EPS and Free Cash Flow

(Bala Cynwyd, PA  July 30, 2003) Entercom Communications Corp. (the “Company”) (NYSE: ETM) today reported financial results for the quarter ended June 30, 2003.  Net income was $19.1 million, or $0.37 per basic and diluted share, as compared to $16.0 million, or $0.32 per basic and diluted share in the prior year, representing an increase of 16% in earnings per share.

Net revenues for the quarter were $107.6 million with same station revenues up 3%, while reported results decreased 1% due to divested stations and contracts.  Station Operating Income was $47.9 million with same station results up 2% from the prior year.  Free Cash Flow (“FCF”) grew by 9% to $34.2 million.

The Company’s Station Operating Income, Free Cash Flow and earnings per share represent record highs for second quarter results.

David J. Field, President and Chief Executive Officer stated, “We were pleased to continue our strong performance in the second quarter, delivering record-breaking results despite the disruptive impact of the Iraqi war and the tepid advertising environment that dampened industry results.  We continued to gain significant revenue share within our markets and grew our Free Cash Flow and earnings per share by 9% and 16%, respectively.  We also were able to enhance our competitive position during the quarter by acquiring additional stations in Portland and Sacramento, enhancing our strong positions in those markets, and by further strengthening our industry-leading balance sheet.”

Other Notes of Interest

Entercom assumed sales and programming responsibilities for KWJJ-FM and KOTK-AM in Portland, Oregon from Fisher Communications, Inc. on June 1, 2003 as part of an agreement to acquire the two stations for $44 million.  This acquisition adds strong Country and Talk stations to Entercom’s existing roster of leading brands in the Portland market.

On May 19, 2003, Entercom completed its previously announced acquisition of radio station KWOD-FM in Sacramento, California from Royce International Broadcasting Corporation, increasing Entercom’s market presence to six stations.

During the second quarter the Company recorded a charge of $3.8 million related to the redemption of its outstanding 6 ¼% Convertible Preferred Securities on April 7, 2003.   Prior to the redemption, holders of 1.2 million units converted such preferred securities into 1.4 million shares of Entercom Class A common stock, increasing the number of shares outstanding as of April 7, 2003 to 51.3 million.  The Company used available cash and its revolving credit facility to redeem the remaining unconverted preferred securities for total consideration of $66.1 million.

As of June 30, 2003, the Company had $12 million in cash and cash equivalents.  The Company had outstanding: $275 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

Weighted average shares outstanding for the second quarter were 51.2 million basic and 51.9 million diluted. Total shares outstanding as of June 30, 2003 were 51.3 million. Shares of the Company’s common stock are traded on the New York Stock Exchange under the symbol ETM.

Effective January 1, 2003 the Company changed its effective tax rate to 37.5% from 40.0% in the prior year as a result of the review of actual and expected federal and state tax expenses.

On April 1, 2003, the Company announced that Edward H. West, Chairman of the Board and Chief Executive Officer for ICG Commerce, and previously the Chief Financial Officer of Delta Airlines, joined the Entercom Board of Directors.

On May 16, 2003 the Company announced that Daniel E. Gold joined the Entercom Board of Directors.  During his career he has served as Chairman and Director of Dynamic Broadband, Inc., CEO of ASCAP, President and Director of Century Communications Inc., President of Knight Ridder Broadcasting, Inc., and President of Comcast Cable, Inc. He also served as a Vice President and General Manager of several CBS and Post-Newsweek Stations’ radio and television and was the General Counsel of Westinghouse Broadcasting Company.

Third Quarter Guidance

For the third quarter of 2003, based on the current business outlook, the Company expects to report net revenues of $107.0 to $109.5 million with station operating expenses of $62.0 to $63.0 million.  This quarterly net revenue guidance equates to same station growth performance of approximately 2% to 4%.  The company expects to pay a TBA fee on the pending Portland station acquisitions of $0.5 million for the third quarter.  This guidance would result in reported earnings per diluted share of approximately $0.38 - $0.40 vs. the prior year result of $0.31 per diluted share.

For purposes of same station comparisons, last year’s pro forma third quarter net revenues were $105.0 million and station operating expenses were $61.1 million.  Prior year pro forma results, adjusted for acquisitions made in the second quarter, are available on the Company’s website.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Wednesday, July 30, 2003 at 1:30 PM Eastern Time.   The public may access the conference call by dialing 888-462-1974.  A replay of the conference call will be available through August 6, 2003 by dialing 800-839-2301.   A webcast of the conference call will be available beginning 48 hours after the call on the Company’s website for a period of one week.  Entercom Communications’ website is located at www.entercom.com.

The Company is one of the nation’s five largest radio broadcasters, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Milwaukee, Norfolk, New Orleans, Memphis, Buffalo, Greensboro, Rochester, Greenville/Spartanburg, Wilkes-Barre/Scranton, Wichita, Madison, Gainesville/Ocala and Longview/Kelso, WA.

Certain Definitions

With the adoption of Regulation G by the SEC, Station Operating Income replaces Broadcast Cash Flow as the metric used by management to assess the performance of our stations. Station Operating Income is calculated in the same manner as Broadcast Cash Flow.

It is important to note that Station Operating Income, Same Station Net Revenues, Same Station Operating Expenses, Same Station Operating Income and Free Cash Flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station Operating Income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free Cash Flow consists of operating income (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of contracts that (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom Second Quarter 2003

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$107,632	$108,489	$188,627	$182,648

Station Operating Expenses	59,748	60,663	111,128	108,822

Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $118 and $782 for the Three Months Ended June 30, 2003 and 2002, Respectively and $211 and $916 for the Six Months Ended June 30, 2003 and 2002, Respectively	3,726	3,916	7,263	7,267
Depreciation and Amortization	3,839	3,935	7,296	7,326
Time Brokerage Agreement Fees	100	3,249	702	5,365
Net Loss (Gain) on Sale of Assets	102	(2)	178	(11)
Operating Income	40,117	36,728	62,060	53,879

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $245 and $319 for the Three Months Ended June 30, 2003 and 2002, Respectively and $565 and $569 for the Six Months Ended June 30, 2003 and 2002, Respectively	5,258	7,056	10,595	12,644
Financing Cost of Convertible Preferred Securities	67	1,953	2,020	3,906
Interest Income	(99)	(849)	(389)	(1,111)
Loss on Extinguishment of Debt	3,795	—	3,795	—
Equity Loss from Unconsolidated Affiliate	—	831	—	1,805
Net Loss on Derivative Instruments	400	1,049	335	442
Total Other Expense	9,421	10,040	16,356	17,686

Income Before Income Taxes and Accounting Change	30,696	26,688	45,704	36,193

Income Taxes	11,556	10,723	17,240	14,560

Income Before Accounting Change	19,140	15,965	28,464	21,633
Cumulative Effect of Accounting Change, Net of Taxes	—	—	—	(138,876)
Net Income (Loss)	$19,140	$15,965	$28,464	$(117,243)

Income Before Accounting Change Per Share - Basic	$0.37	$0.32	$0.56	$0.45
Net Income (Loss) Per Share - Basic	$0.37	$0.32	$0.56	$(2.44)

Income Before Accounting Change Per Share - Diluted	$0.37	$0.32	$0.56	$0.44
Net Income (Loss) Per Share - Diluted	$0.37	$0.32	$0.56	$(2.39)

Weighted Common Shares Outstanding - Basic	51,209	49,616	50,543	48,104
Weighted Common Shares Outstanding - Diluted	51,931	50,650	51,200	49,138

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$4,963	$2,368	$8,428	$3,477
Income Taxes Paid	$—	$—	$10	$—

	June 30,
	2003	2002
SELECTED BALANCE SHEET DATA

Cash and Cash Equivalents	$12,315	$182,368
Working Capital	18,490	190,602
Total Assets	1,541,789	1,552,608
Senior Debt (including current portion)	274,989	325,317
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	981,826	853,566

OTHER FINANCIAL DATA

	Three Months Ended June 30,
	2003	2002
Same Station Computations:
Reconciliation of Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported	$107,632	$108,489
Acquisitions and Divestitures of Radio Stations	(701)	(55)
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	—	(4,370)
Same Station Net Revenues	$106,931	$104,064

Reconciliation of Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$59,748	$60,663
Acquisitions and Divestitures of Radio Stations	(632)	(178)
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	—	(3,281)
Same Station Operating Expenses	$59,116	$57,204

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$40,117	$36,728
Depreciation and Amortization	3,839	3,935
Corporate General and Administrative Expenses	3,726	3,916
Time Brokerage Agreement Fees	100	3,249
Net Loss (Gains) on Sale of Assets	102	(2)
Station Operating Income	47,884	47,826
Net Acquisitions and Dispositions of radio stations	(69)	123
Net Acquisitions and Dispositions of Contracts Accounted for As Separate Profit Centers	—	(1,089)
Same Station Operating Income	$47,815	$46,860

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$19,140	$15,965
Depreciation and Amortization	3,839	3,935
Deferred Financing Costs Included in Interest Expense	245	319
Non-Cash Compensation Expense	118	782
Net Loss (Gain) on Sale of Assets	102	(2)
Loss on Extinguishment of Debt	3,795	—
Equity Loss from Unconsolidated Affiliate	—	831
Net Loss on Derivative Instruments	400	1,049
Income Taxes	11,556	10,723
Capital Expenditures	(4,963)	(2,368)
Taxes (Paid) Refunded	—	184
Free Cash Flow	$34,232	$31,418

Calculation of Free Cash Flow from GAAP (Operating Income):
Operating Income as Reported	$40,117	$36,728
Depreciation and Amortization	3,839	3,935
Non-Cash Compensation Expense	118	782
Interest expense, net of interest income and deferred financing costs	(4,981)	(7,841)
Capital Expenditures	(4,963)	(2,368)
Net (Gain) Loss on Sale of Assets	102	(2)
Taxes (Paid) Refunded	—	184
Free Cash Flow	$34,232	$31,418

Prior Year’s Data For Third Quarter

Three Months Ended September 30, 2002
Reconciliation of Prior Year’s Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported	$106,719
Acquisitions and Divestitures of Radio Stations	1,848
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	(3,549)
Same Station Net Revenues	$105,018

Reconciliation of Prior Year’s Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$61,829
Acquisitions and Divestitures of Radio Stations	1,653
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	(2,424)
Same Station Operating Expenses	$61,058